EXHIBIT 5.1

FROST BROWN TODD LLC

ATTORNEYS

KENTUCKY · OHIO · INDIANA · TENNESSEE · WEST VIRGINIA

July 30, 2010

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

Re: Registration Statement on Form S-3 of Porter Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel to Porter Bancorp, Inc., a Kentucky corporation (the “Company”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion, relating to (a) 1,755,747 currently outstanding shares of common stock (the “Common Stock”); (b) 597,000 shares of common stock (the “Series B Conversion Shares”) issuable upon conversion of outstanding shares of Cumulative Mandatory Convertible Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”); and (c) 365,080 shares of common stock (the “Series C Conversion Shares”) issuable upon conversion of outstanding shares of Non-Voting Mandatory Convertible Preferred Stock, Series C (the “Series C Preferred Stock”). We refer to the Common Stock, the Series B Conversion Shares and the Series C Conversion Shares, collectively as the “Securities.” All of the Securities are being registered for resale on behalf of certain shareholders of the Company (the “Selling Shareholders”).

The Securities were issued pursuant to a Securities Purchase Agreement, dated as of June 30, 2010, among the Company and the Selling Shareholders (the “Securities Purchase Agreement”), and a Letter Agreement, dated as of July 23, 2010, between the Company and one of the Selling Shareholders (the “Letter Agreement”), which incorporated the Securities Purchase Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied, as to factual matters, upon originals, or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, statements of public officials and Company officers and directors, and such other instruments, including, without limitation, signed copies of the Securities Purchase Agreement, the Letter Agreement, minutes and corporate records of the Board of Directors of the Company as provided to us by the Company, the Articles of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We do not express any opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Kentucky and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Series B Conversion Shares and the Series C Conversion Shares have been duly authorized and, if and when the Series B Conversion Shares have been issued and delivered upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock and the Series C Conversion Shares have been issued and delivered upon conversion of the Series C Preferred Stock in accordance with the terms of the Series C Preferred Stock, the Series B Conversion Shares and Series C Conversion Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

This opinion is limited to the matters expressly stated herein, and no other opinions are implied by, or are to be inferred from, this letter. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

FROST BROWN TODD LLC

By:	/s/ Alan K. MacDonald
Alan K. MacDonald, Member